07/27/2012

Exhibit 99.2
CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, SECOND QUARTER
July 27, 2012 @ 11:00 AM ET

Stephen:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss second quarter results. Joining me today is John Foy, CBL's Chief Financial Officer and Katie Reinsmidt, Vice President - Corporate Communications and Investor Relations, who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company's various filings with the Securities and Exchange Commission including, without limitation, the Company's most recent Annual Report on Form 10-K. During our discussion today, references made to per share amounts are based upon a fully diluted converted share basis.

During this call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release that is furnished on Form 8-K along with a transcript of today's comments and additional supplemental schedules. This call will also be available for replay on the Internet through a link on our website at cblproperties.com.

Stephen:

Thank you, Katie.

We are pleased to report another strong quarter headlined by very positive operational results at our portfolio of market dominant properties. FFO per share increased 6% to $0.53 beating the most recent consensus estimate of $0.49 per share. Same-center NOI grew by 2.7%, occupancy increased 180 basis points and leasing spreads by 10.2%. As a result, we have raised our guidance for the year for same center NOI growth to 1-2% and FFO to a range of $2.00-2.10 per share. Our improved performance reflects the more robust retailer demand we are experiencing in our portfolio. Sales growth year-to-date has been encouraging as well at 4.3%. This, coupled with improved occupancy, allows us to generate higher rents and better lease terms in retailer negotiations and improve the productivity of our portfolio going forward.

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We spent a lot of time this quarter meeting with our retail partners. The ICSC RECon in Las Vegas this May was up roughly 10% in attendance, and we experienced a similar increase in the number of meetings at our booth. Overall our meetings were positive and we were able to effectively follow-up on pending deals with our own leasing conference in June, which we call Connection. Approximately 145 retailers attended Connection here in Chattanooga, which is the best turnout in the 16 years that we have held this conference. We had nearly a dozen new companies represented including Francesca's, Firebirds Restaurants, Pandora and Godiva, to name just a few. Connection is a great opportunity for us to make deals and also to strengthen our retailer relationships with key deal makers that visit us over the three days of the event.

Recently we welcomed several new stores to the CBL portfolio, opening our first Lego and Microsoft at Oak Park Mall in Kansas City, Kansas, as well as Armani Exchange at Mall del Norte in Laredo, TX. The stores experienced strong openings and we are pursuing discussions for additional locations in CBL malls. We also celebrated the grand opening of our fifth Apple store at CoolSprings Galleria in Nashville.

LEASING AND OCCUPANCY
Stabilized mall occupancy improved during the quarter by 180 basis points, increasing to 92.3%. Total portfolio occupancy experienced a similar improvement increasing 170 basis points to 92.3%. We only have one property, The Outlet Shoppes at Oklahoma City, in the new mall category at this time, and that property is 100% leased.

We are very pleased with the progress in leasing spreads this quarter, which showed strength across both new and renewal leasing Overall leases for stabilized malls during the quarter were signed at a 10.2% increase over the prior gross rent per square foot. Renewal leasing spreads increased 9.5% over the prior gross rents and new leases were signed at a 13.2% increase over prior gross rents. The improvement in renewal spreads is encouraging and coupled with our occupancy increases, demonstrates the strengthening of our properties as demand improves and new supply remains constricted.

DEVELOPMENT
During the quarter we commenced construction on The Outlet Shoppes at Atlanta. With just over a year until the grand opening the 370,000 square foot project is approximately 72% leased or committed with a first-class line-up of retailers including Saks Fifth Avenue OFF 5TH, Nike, Levi's, Brooks Brothers, Converse, and Cole Haan. Similar to The Outlet Shoppes at Oklahoma City, this project is being developed in a 75/25 joint venture with Horizon Group.

We have recently announced several new project starts during the quarter. We are underway with the development of the second phase of The Outlet Shoppes at Oklahoma City. Phase II will encompass approximately 30,000 square feet with great new stores such as Ann Taylor LOFT, Waterford,

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Lucky Jeans and Cole Haan. The project is scheduled to open ahead of the 2012 holiday season.

We just started construction on an expansion at Southaven Town Center, our open-air center across the state line from Memphis in Southaven, MS. The first phase of the expansion features 15,000 square feet and is fully leased to Men's Warehouse, College Station, Torrid and Rue 21. The project is scheduled for completion in late fall.

At Southpark Mall in Colonial Heights near Richmond, VA, we announced the first phase of the redevelopment of the existing Dillard's. Dillard's will be closing their store in September so we can begin construction in October on a new 56,000-square-foot Dick's Sporting Goods. This will be a great addition to the center. We will announce more details on the project, including additional retailers, when construction commences later this year.

RETAIL SALES:
Year-to-date sales at our malls increased 4.3%. During the second quarter sales lagged in April as compared with the prior year primarily due to the earlier Easter holiday; however, May and June showed healthy increases. For the trailing 12 months our sales have increased 4.0% to $341 per square foot compared with $328 in the prior year period. We anticipate sales will continue to improve at a steady pace for the remainder of 2012.

DISPOSITIONS/ACQUISITIONS
During the second quarter we closed on the acquisition of Dakota Square Mall in Minot, ND, for a total investment of $91.5 million. This is a great addition to our portfolio at a very attractive price. The mall currently generates sales over $490 per square foot and they continue to increase. We see a number of opportunities to grow the NOI at the center since the average occupancy cost is in the high single digits. The Minot economy is growing tremendously in part because of the booming oil and gas industry in the area. The unemployment rate is one of the lowest in the country at under 4%. We are confident Dakota Square will be a solid long term contributor to the CBL portfolio.

In July, we sold Massard Crossing, a community center in Fort Smith, AR, for $7.8 million.

THIRD PARTY MANAGEMENT
We were pleased to expand our third-party management business in the second quarter with the new contract with Starwood to provide management services for six of the seven malls they recently acquired from Westfield. The contract is for an initial two year term and we will provide day-to-day onsite management, accounting, specialty retail and branding, marketing and other services. We are excited to work with Starwood to unlock the potential at each of the properties. It as a strong endorsement of our operating expertise to

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I'll now turn it over to John for the financial review.

John:

Thank you, Stephen.

You may recall that in the first quarter we retired most of our 2012 maturities using our credit facilities. Since that time we have been actively placing new mortgages on those properties and reducing the corresponding balance on our lines. Year-to-date we have closed over $456 million in loans at a weighted average rate of 4.97% and a term of ten years. These financings generated net cash proceeds of more than $138 million after repayment of the existing loan balances. We have achieved significant interest rate savings over the previous loans, which averaged 6.25%. We anticipate using the excess proceeds to retire our $167 million unsecured credit facility that matures in November 2012. We have one remaining mortgage maturity in 2012, which we expect to refinance when it opens to prepay in October. As a result of our financing activity, our variable rate debt declined to 17% of our share of total consolidated and unconsolidated debt from 23% in the first quarter.

We finished the quarter with only $110 million outstanding on our credit facilities, providing ample capacity and flexibility. Our financial covenant ratios remain very sound, with an interest coverage ratio of 2.5 times and fixed charge coverage of 1.97 times. Our debt to GAV ratio was 52.5% at quarter-end. Today more than 80% of our debt is non-recourse and property-specific.

Beginning in January of next year we have the option to call the Westfield preferred units. If we choose not to call the units before July 2013, the rate steps up to 9% and depending upon the circumstances will either return to 6% in July 2016 or stay at 9% into perpetuity. We anticipate addressing this using a combination of capital sources. We have more than enough capacity on our lines to retire the entire principal balance as a short-term solution. However, we would anticipate a longer-term take out to include a combination of asset sale proceeds, excess refinancing proceeds and other capital sources, depending on market conditions.

FINANCIAL REVIEW:
Second quarter 2012 FFO grew 6% to $0.53 per share, compared with $0.50 per share in the prior year.

FFO was positively impacted by the lower interest expense resulting from our recent favorable financings and lower overall debt as compared with the prior year period. Our cost recovery ratio for the second quarter 2012 was 97.3% compared with 102.5% in the prior-year period. This was primarily the result of lower tenant reimbursements. G&A as a percentage of revenue was 4.7% for the second quarter compared with 4.3% in the prior-year period. G&A as a percentage of revenues will be slightly higher going forward primarily as a result of lower revenues from the deconsolidation of the TIAA joint venture properties.

Our same-center NOI growth in the mall portfolio was encouraging, increasing 2.9% over the prior year. Same-center NOI growth for the total portfolio was also healthy at 2.7%.

Same-center NOI was positively impacted by increases in rent as a result of the occupancy gains and positive leasing spreads. We also received a $1.5 million bankruptcy settlement related to Wilson's Leather in the quarter that was included in base rent. Property operating expenses increased by roughly $1.3 million on a same-center basis primarily as a result of higher payroll costs, bad debt expense and legal fees. Bad debt expense during the second quarter 2012 was $663,000 compared with $111,000 in the prior year period.

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GUIDANCE:
Based on our current outlook and expectations, we are updating our guidance for 2012 FFO to the range of $2.00 to $2.10 per share. The guidance incorporates our stronger assumptions for NOI growth and occupancy. We increased our forecast for same-center NOI growth to a range of 1.0 to 2.0%, and portfolio occupancy up 50 to 100 basis points for the year. The guidance includes contributions from the property interests acquired this year as well as additional third party fee income from the Starwood contract. While our expectations for full year results have improved, we would anticipate the pace of NOI growth to mitigate somewhat in the second half as we head into a period of tougher comps. We anticipate a negative comp for bad debt expense and a lower tenant recovery ratio compared with the prior year.

CONCLUSION:
We are pleased with the progress that we have made improving our internal growth and believe that should continue with further occupancy advances and positive lease spreads. We have been successful in sourcing attractive external growth opportunities contributing to higher overall portfolio growth. Our balance sheet has also improved through pruning of non-core assets where we have found attractive pricing. We have generated roughly $40 million in sales year-to-date, through the disposition of three community centers. We have refinanced substantially all of our 2012 maturities and are well-positioned to address our future obligations.

We appreciate everyone joining us today and would now be happy to answer any questions you may have.